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                                                                     Exhibit 4.3

         The Registrant agrees to furnish to the Commission upon request with a copy of the following agreements each of which has been omitted pursuant to the provisions of Regulation S-k, Item 601(b)(4)(iii)(A) and which defines the rights of holders of long-term debt of a subsidiary of the Registrant the amount of which does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis:

         (a) Agreement of Sale dated as of November 1, 1989, between Industrial Development Authority of the County of Charles City and Chambers Development of Virginia, Inc.; Guaranty Agreement dated as of November 1, 1989, by and among Chambers Development Company, Inc. and Sovran Bank, N.A., as Trustee.

         (b) First Supplemental Agreement of Sale Dated March 1, 1990, between Industrial Development Authority of the County of Charles City and Chambers Development of Virginia, Inc.

         (c) Loan Agreement dated November 1, 1991, between Industrial Development Authority of the County of Charles City and Chambers Development of Virginia, Inc.

         (d) Loan Agreement dated December 1, 1990, between South Carolina Jobs-Economic Development Authority and Chambers Oakridge Landfill, Inc.

         (e) Agreement of Sale dated as of December 1, 1991, between Industrial Development Authority of Amelia County, Virginia and Chambers Waste Systems of Virginia, Inc.

         (f) Loan Agreement dated March 1, 1992, between Okeechobee County, Florida and Chambers Waste Systems of Florida, Inc.

         (g) Indenture between Allegheny County Industrial Development Authority and Pittsburgh National Bank, as Trustee, and agreed to by John G. Rangos, Sr., Alexander W. Rangos and John G. Rangos, Jr., individuals trading as Synergy Associates, dated as of November 1, 1985; and Guaranty and Suretyship Agreement of William H. Martin, Inc., U.S. Services Corporation, Chambers of Georgia, Inc., Chambers of South Carolina, Inc., Carrier Engineering, Inc., Security Bureau, Inc., Sandman Waste Management, Inc., Chambers Development Company, Inc., John G. Rangos, Sr., John G. Rangos, Jr. and Alexander W. Rangos, dated as of November 1, 1985.